EXHIBIT 23.2
CONSENT OF
SCHLUMBERGER DCS
     We hereby consent to the use of the name “Data & Consulting Services (DCS) Division of Schlumberger Technology Corporation” and the use of any references to such entities, and the inclusion of and references to our reports, or information contained therein, dated February 7 and February 8, 2006, prepared for Aurora Energy, Ltd. and dated September 6, 2006, prepared for Aurora Oil & Gas Corporation in the SB-2 Registration Statement for the filing dated on or about September 7, 2006.

Pittsburgh, Pennsylvania
September 6, 2006

Joseph H. Frantz, Jr., P.E.
Consulting and Solutions Services Operations Manager
US Land East-North